Exhibit 99.1

Current FY 2014 forecast ($ in millions)

FYE November 30	Low		High	Midpoint
Non-GAAP Revenue
FY 2014 guidance[1]	$1,057		$1,072	$1,065

Current FY 2014 forecast	$1,065		$1,089	$1,077

% change	0.8%		1.6%	1.2%
Memo: FY 2013 non-GAAP revenue		$1,070
EBITDA
Current FY 2014 forecast	$205		$220	$213
Total Subscription Bookings (ACV)
Q4 FY 2014 New Subscription Bookings (ACV) forecast	$10		$14	$12

• Current forecast reflects expectations based on Q4 deal pipeline

•    $10–14 million of subscription bookings in Q4 (the majority of which are expected to occur in November), yielding a minimal amount of recognized revenue in FY14 (full contract revenue will be recognized in FY15 and onwards)

Commentary

•    We are forecasting Spotfire to contribute ~$6.5 million ACV (annual contract value) subscription bookings by the end of the fiscal year; our initial observation is that we expect subscription revenue to be equivalent to license in ~3 to 3.5 years[2]

•    Despite causing short-term lags in software revenue growth, subscription contracts create long-term value for the company in the form of highly recurring, very high margin revenue streams with high retention rates (87%+ historically)

• Based on current subscription forecast, TIBCO should enter FY15 with $65 million+ of run-rate subscription revenue

[1]	Disclosed as part of the Q3 earnings call on 9/18/2014
[2]	The equivalent license revenue would have been ~$19.5 million, of which ~90% would have resulted in incremental EBITDA

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